wwbroadcast.net
Suite 1600 - 777 Dunsmuir Street
PO Box 10425 Pacific Centre
Vancouver, BC V7Y 1K4
telephone: 604.687.9931 facsimile: 604.688.0094

February 11, 2003	TSX Trading Symbol: BRD.T

Vancouver, BC - wwbroadcast.net inc. (TSX-BRD.T) (the "Company") wishes to announce it has arranged the private placement of 1,000,000 units at a price of US$0.20 per unit for a total of US$200,000. Each unit consists of one common share and one-half of a non-transferable share purchase warrant exercisable over a two (2) year period. Each whole share purchase warrant will entitle the holder to subscribe for one additional common share at a price of US$0.25 during the first year and US$0.30 during the second year. The units will be subject to applicable Canadian and U.S. hold periods.

Sales made to non-residents of the U.S. were carried out under Regulation S of the U.S. Securities Act of 1933, as amended (the "Act"). Sales made to U.S. residents were made pursuant to section 4(2) of the Act and applicable state law exemptions. The units have not been registered under the Act. The private placement is subject to receipt of approval from the TSX Venture Exchange. This announcement is made in accordance with TSX Policy 4.1.

The proceeds of the private placement funds will be used to assess potential opportunities in the mining sector, and for working capital purposes.

On behalf of the Board of
wwbroadcast.net inc.

"David De Witt"
David De Witt
President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy and accuracy of this release.